Exhibit (n)(3)

CONSENT OF M. BRENT STEVENS

Pursuant to Rule 438 of Regulation C promulgated under the Securities Act of 1933, as amended, in connection with the Registration Statement on Form N-2, as amended (the “Registration Statement”), and the prospectus contained therein (the “Prospectus”) of Griffin-Benefit Street Partners BDC Corp. (the “Company”), the undersigned hereby consents to being named and described in the Registration Statement, including any and all amendments thereto, and the Prospectus, including any and all supplements thereto, to be filed with the U.S. Securities and Exchange Commission as a person to be appointed a director of the Company and to the filing or attachment of this Consent with such Registration Statement and any amendment or supplement thereto.

IN WITNESS WHEREOF, the undersigned has executed this Consent as of the 22nd day of October, 2014

Signature:	/s/ M. Brent Stevens

Name:	M. Brent Stevens